Exhibit 21

TREDEGAR CORPORATION
Virginia

Jurisdiction
Name of Subsidiary	of Incorporation
ADMA srl	Italy
AUS Corporation	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Canada Inc.	Canada
Bon L Holdings Corporation	Virginia
The William L. Bonnell Company, Inc.	Georgia
Bon L Manufacturing Company	Pennsylvania
Bon L Manufacturing Company of Virginia	Virginia
Capital Square Insurance Company	Vermont
Goodlands Holding S.A.	Italy
Guangzhou Tredegar Films Company Limited	China
Idlewood Properties, Inc.	Virginia
Molecumetics Institute, Ltd.	Virginia
Molecumetics, Ltd.	Virginia
PROMEA Engineering srl	Italy
TFP Netherlands C.V.	Netherlands
Molecumetics, Ltd.	Virginia
TGI Fund I, LC	Virginia
TGI Fund II, LC	Virginia
TGI Fund III, LLC	Virginia
TGI Fund IV, LLC	Virginia
Therics, Inc.	Virginia
Tredegar Brazil Industria De Plasticos Ltda.	Brazil
Tredegar Development Corporation	Virginia
Tredegar Exploration, Inc.	Virginia
Tredegar Far East Corporation	Virginia
Tredegar Film Products Argentina S.A.	Argentina
Tredegar Film Products, B.V.	Netherlands
Tredegar Film Products Co. Shanghai, Ltd.	Shanghai
Tredegar Film Products Corporation	Virginia
Tredegar Film Products Italia S.r.l.	Italy
Tredegar Film Products (Japan) Ltd.	Virginia
Tredegar Film Products Kft.	Hungary
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products - Lake Zurich, Inc.	Virginia
Tredegar Film Products - Pottsville, Inc.	Virginia
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Foreign Sales Corporation	U.S. Virgin Islands
Tredegar Reserves, Inc.	Virginia
Tredegar Investments Inc.	Virginia